CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated November 25, 2024, with respect to the financial statements of Allspring Common Stock Fund, Allspring Mid Cap Growth Fund (formerly, Allspring Discovery Mid Cap Growth Fund), Allspring Opportunity Fund, Allspring SMID Cap Growth Fund (formerly, Allspring Discovery SMID Cap Growth Fund), and Allspring Special Mid Cap Value Fund, five of the funds comprising Allspring Funds Trust, as of September 30, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 22, 2025